Exhibit 5.1

8 August 2022	Our Ref: AB/RE/175594

Vertical Aerospace Ltd. Walkers Corporate 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Addressees

VERTICAL AEROSPACE LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form F-1 filed on 8 August 2022 by Vertical Aerospace Ltd. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) (including all amendments or supplements thereto the “Registration Statement”) for the purposes of, registering with the Commission, the resale of up to 20,000,000 ordinary shares in the capital of the Company with a par value of $0.0001 per share  by Nomura Securities International, Inc. (the “Selling Shareholder”) that may be issued by the Company to the Selling Shareholder in accordance with the Purchase Agreement (as defined in Schedule 1) (the “Shares”).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.

The Company is an exempted company with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.

The Shares to be issued to the Selling Shareholder under the Purchase Agreement have been duly authorised for issue to the Selling Shareholder by all necessary corporate action of the Company in accordance with the terms and subject to the conditions of the Resolutions (as defined in Schedule 1) and the Purchase Agreement and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid) in accordance with the

Walkers 190 Elgin Avenue, George Town Grand Cayman KY1-9001, Cayman Islands T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Memorandum and Articles of Association (as defined in Schedule 1) and delivery and payment therefor by the Selling Shareholder in the manner contemplated by the Registration Statement and the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of the Shares on the holder thereof by the Company).

The foregoing opinion is given based on the following assumptions.

1.

The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.  The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

1.	The Memorandum and Articles of Association reviewed by us will be the memorandum and articles of association of the Company in effect upon the issuance of the Shares.
2.	The accuracy and completeness of all factual representations made in the Registration Statement and the Prospectus (as defined in Schedule 1) and all other documents reviewed by us.
3.	The Company will receive consideration in money or money’s worth for each Share offered when issued, such consideration in any event not being less than the stated par or nominal value of each Share.
2.

The Resolutions were duly adopted in accordance with the constitutional documents and governing law of the Company in force at the relevant time and shall remain in full force and effect as at the date of issuance of the Shares.

4.

Each of the Registration Statement, the Prospectus and the Purchase Agreement will be duly authorised, executed and delivered (as applicable) by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

5.

All preconditions to the issue of the Shares under the terms of the Purchase Agreement will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Purchase Agreement.

6.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the

WALKERS

“Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus.

Yours faithfully

/s/ Walkers (Cayman) LLP

WALKERS (CAYMAN) LLP

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 21 May 2021 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 1 December 2021 (the “Memorandum and Articles of Association”) (copies of which have been provided to us by the Company’s registered office in the Cayman Islands).

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 5 August 2022.
3.	A copy of a Certificate of Good Standing dated 5 August 2022 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).
4.	Copies of the executed written resolutions of the board of directors of the Company dated 8 August 2022 (the “Resolutions”).
5.	Copies of the following documents (the “Documents”):
(a)	the Registration Statement;
(b)	the prospectus contained in the Registration Statement (the “Prospectus”);
(c)	the share purchase agreement dated 5 August 2022 by and between the Selling Shareholder and the Company (the “Purchase Agreement”); and
(d)	such other documents as we have deemed necessary to render the opinions set forth herein.